Exhibit (d)(i)(A)

AMENDED AND RESTATED

DIREXION SHARES ETF TRUST

INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement (the “Agreement”) amends and restates the Investment Advisory Agreement dated August 13, 2008, between Direxion Shares ETF Trust (the “Trust”), a Delaware statutory trust, and Rafferty Asset Management, LLC, a New York limited liability company (the “Adviser”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “Act”), as an open-end management investment company consisting of one or more investment series of shares, each having its own assets and investment policies;

WHEREAS, the Adviser provides investment advice and is registered with the Securities and Exchange Commission (the “SEC”) as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Trust desires to retain the Adviser to perform investment advisory services for each series of the Trust listed in one or more Schedules attached hereto (collectively, the “Funds”), and the Adviser is willing to perform such services on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. APPOINTMENT. The Trust hereby appoints the Adviser, subject to the direction and control of the Trust’s Board of Trustees (the “Board”), to manage the investment and reinvestment of the assets of each Fund listed on Schedule A of this Agreement (as such schedule may be amended from time to time) for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth for the compensation as set forth on Schedule A. In the performance of its duties, the Adviser will act in the best interests of the Trust and each Fund and will comply with (a) applicable laws and regulations, including, but not limited to, the 1940 Act, (b) the terms of this Agreement, (c) the Trust’s Declaration of Trust, By-Laws and currently effective registration statement under the Securities Act of 1933, as amended, and the 1940 Act, and any amendments thereto, (d) the stated investment objective, policies and restrictions of each applicable Fund, and (e) such other guidelines as the Board reasonably may establish.

2. DUTIES AS INVESTMENT ADVISER.

(a) Subject to the supervision of the Board, the Adviser will provide a continuous investment program for each Fund, including investment research and management with respect to all securities, investments and cash equivalents in each Fund. The Adviser will determine from time to time what securities and other investments will be purchased, retained or sold by each Fund. To carry out such decisions, the Adviser hereby is authorized, as agent and attorney-in-fact for the Trust, for the account of, at the risk of and in the name of the Trust, to place orders and issue instructions with respect to those transactions of the Funds. The Adviser will exercise full discretion and act for each Fund in the same manner and with the same force and effect as such Fund itself might or could do with respect to purchases, sales, or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions. The Adviser will be responsible for preserving the confidentiality of information concerning the holdings, transactions, and business activities of each Trust and each Fund in conformity with the requirements of the 1940 Act, other applicable laws and regulations, and any policies that are approved by the Board.

(b) The Adviser will place orders pursuant to its investment determinations for each Fund either directly with the issuer or through other brokers. In the selection of brokers and the placement of orders for the purchase and sale of Fund investments for the Funds, the Adviser shall use its best efforts to obtain for the Funds the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain the most favorable price and execution available, the Adviser, bearing in mind the Trust’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker involved and the quality of service rendered by the broker in other transactions. Subject to such policies as the Board may determine, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay a broker that provides brokerage and research services to the Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Trust and to other clients of the Adviser as to which the Adviser exercises investment discretion. In no instance will portfolio securities of any Fund be purchased from or sold to the Adviser or any affiliated person of the Adviser. The Trust agrees that any entity or person associated with the Adviser that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Trust which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder, and the Trust has consented to the retention of compensation for such transactions.

(c) The Adviser will report to the Board at each meeting thereof all changes in the Funds since the prior report, and also will keep the Board informed of important developments affecting the Trust, Funds and the Adviser, and on its own initiative, will provide the Board from time to time such information as the Adviser may believe appropriate for this purpose, whether concerning the individual companies whose securities are included in a Fund’s holdings, the industries in which they engage, or the economic, social or political conditions prevailing in each country in which the Fund maintains investments. The Adviser also make available to the Board upon request any economic, statistical and investment services normally available to institutional or other customers of the Adviser.

(d) The Adviser will from time to time employ or associate with such persons as the Adviser believes to be particularly fitted to assist in the execution of the Adviser’s duties hereunder, the cost of performance of such duties to be borne and paid by the Adviser. No obligation may be incurred on the Trust’s behalf in any such respect.

(e) The Adviser, unless and until otherwise directed by the Board, will exercise all rights of security holders with respect to securities held by each Fund, including, but not limited to: voting proxies, converting, tendering, exchanging or redeeming securities; acting as a claimant in class action litigation (including litigation with respect to securities previously held), and exercising rights in the context of a bankruptcy or other reorganization.

(f) Any of the foregoing functions with respect to any or all Funds may be delegated by the Adviser, at the Adviser’s expense, to another appropriate party (including an affiliated party), subject to such approval by the Board and shareholders of each affected Fund as may be required by the 1940 Act. The Adviser shall oversee the performance of delegated functions by any such party and shall furnish to the Trust with quarterly evaluations and analyses concerning the performance of delegated responsibilities by those parties.

3. COMPLIANCE WITH RULE 38a-1. The Adviser shall maintain policies and procedures that are reasonably designed to prevent violations of the federal securities laws, and shall employ personnel to administer the policies and procedures who have the requisite level of skill and competence required to effectively discharge its responsibilities. The Adviser shall also provide the Trust’s chief compliance officer with periodic reports regarding its compliance with the federal securities laws, and shall promptly provide special reports in the event of any material violation of the federal securities laws.

4. SERVICES NOT EXCLUSIVE. The services furnished by the Adviser hereunder are not to be deemed exclusive and the Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

5. BOOKS AND RECORDS.

(a) The Adviser shall maintain records for each Fund relating to portfolio transactions and the placing and allocation of brokerage orders as are required to be maintained by the Trust under Rule 31a-1 of the Act. The Adviser shall prepare and maintain, or cause to be prepared and maintained, in such form and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Adviser pursuant to this Agreement required to be prepared and maintained by the Trust pursuant to the rules and regulations of any national, state or local government entity with jurisdiction over the Trust, including the Internal Revenue Service.

(b) In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 3la-1 under the 1940 Act.

6. EXPENSES. During the term of this Agreement, the Trust will bear all expenses not specifically assumed by the Adviser incurred in its operations and the offering of its shares. Expenses borne by the Trust will include, the following (or each Fund’s proportionate share of the following): (a) brokerage commissions relating to securities purchased or sold by the Trust or any losses incurred in connection therewith; (b) fees payable to and expenses incurred on behalf of the Trust by the Adviser; (c) expenses of organizing the Trust and the Funds; (d) filing fees and expenses relating to the registration and qualification of the Trust’s shares and the Trust under federal or state securities laws and maintaining such registrations and qualifications; (e) distribution fees; (f) fees and salaries payable to the members of the Board and officers who are not officers or employees of the Adviser or interested persons (as defined in the 1940 Act) of any investment adviser or distributor of the Trust; (g) taxes (including any income or franchise taxes) and governmental fees; (h) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; (i) any costs, expenses or losses arising out of any liability of or claim for damage or other relief asserted against the Trust for violation of any law; (j) legal, accounting and auditing expenses, including legal fees of special counsel for the independent trustees; (k) charges of custodians, transfer agents, registrars and other agents; (l) expenses associated with the Trust’s compliance program pursuant to Rule 38a-1 under the 1940 Act, including the costs associated with the staff necessary to manage the program; (m) expenses of setting in type and printing prospectuses and supplements thereto for existing shareholders, reports and statements to shareholders and proxy material; (n) any extraordinary expenses (including fees and disbursements of counsel) incurred by the Trust; and (o) fees and other expenses incurred in connection with membership in investment company organizations.

The Trust may pay directly any expense incurred by it in its normal operations and, if any such payment is consented to by the Adviser and acknowledged as otherwise payable by the Adviser pursuant to this Agreement, the Trust may reduce the fee payable to the Adviser pursuant to paragraph 7 hereof by such amount. To the extent that such deductions exceed the fee payable to the Adviser on any monthly payment date, such excess shall be carried forward and deducted in the same manner from the fee payable on succeeding monthly payment dates.

7. LIMITATION OF LIABILITY OF THE ADVISER. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or any Fund in connection with the matters to which this Agreement relate except a loss resulting from the willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, partner, employee, or agent of the Adviser, who may be or become an officer, trustee, employee or agent of the Trust shall be deemed, when rendering services to the Trust or acting in any business of the Trust, to be rendering such services to or acting solely for the Trust and not as an officer, partner, employee, or agent or one under the control or direction of the Adviser even though paid by it.

8. LIMITATION OF LIABILITY OF THE TRUST AND THE FUNDS. The Adviser is hereby expressly put on notice of the limitation of liability as set forth in the Trust Instrument and agrees that obligations assumed by the Trust hereunder shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more Funds, the obligations hereunder shall be limited to the respective assets of that Fund. The Adviser further agrees that it shall not seek satisfaction of any obligation from the shareholders or any individual shareholder of a Fund, nor from the Trustees or any individual Trustee of the Trust.

9. NON-BINDING AGREEMENT. This Agreement is executed by the Trustees and/or officers of the Trust in their capacities as Trustees and/or officers and the obligations of this Agreement are not binding upon any of them or the shareholder individually; rather, they are binding only on the assets and the property of the Trust.

10. COMPENSATION. For the services provided and the expenses assumed pursuant to this Agreement with respect to each Fund, the Trust will pay the Adviser, effective from the date of this Agreement, a fee that is computed daily and paid monthly from each Fund’s assets at the annual rates as percentages of that Fund’s average daily net assets as set forth in the attached Schedule A, which schedule can be modified from time to time to reflect changes in annual rates or the addition or deletion of a Fund from the terms of this Agreement, subject to appropriate approvals required by the 1940 Act. If this Agreement becomes effective or terminates with respect to any Fund before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such period bears to the full month in which such effectiveness or termination occurs.

11. DURATION AND TERMINATION. This Agreement shall become effective upon its execution; provided, that with respect to any Fund now existing or hereafter created, this Agreement shall not take effect unless it first has been approved (i) by a vote of the majority of those trustees of the Trust who are not parties to this Agreement or interested persons of such party, cast at a meeting called for the purpose of voting on such approval, and (ii) if required by the 1940 Act or applicable staff interpretations thereof, by vote of a majority of that Fund’s outstanding voting securities. This Agreement shall remain in full force and effect continuously thereafter until terminated without the payment of any penalty as follows:

(a) By vote of a majority of its trustees, or by the affirmative vote of a majority of the outstanding shares of such Fund, the Trust may at any time terminate this Agreement with respect to any or all Funds by providing not more than 60 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Adviser at its principal offices; or

(b) With respect to any Fund, this Agreement shall be approved for an initial period of two year and at least annually thereafter by (i) the Trustees or the shareholders of that Fund by the affirmative vote of a majority of the outstanding shares of such Fund, and (ii) a majority of the Trustees who are not interested persons of the Trust or of the Adviser or of any subadviser, by vote cast at a meeting called for the purpose of voting on such approval. If the continuance of this Agreement is not approved at least annually after the initial two-year period, then this Agreement shall automatically terminate at the close of business on the second anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later; provided, however, that if the continuance of this Agreement is submitted to the shareholders of a Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Adviser may continue to serve hereunder in a manner consistent with the 1940 Act and the rules and regulations thereunder with respect to that Fund; or

(c) The Adviser may at any time terminate this Agreement with respect to any or all Funds by not less than 60 days’ written notice delivered or mailed by registered mail, postage prepaid to the Trust.

(d) This Agreement automatically and immediately will terminate in the event of its assignment.

12. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, except by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of this Agreement with respect to any Fund shall be effective except, if required by law, by vote of the holders of a majority of that Fund’s outstanding voting securities.

13. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the Commonwealth of Massachusetts conflict with the applicable provisions of the 1940 Act, the latter shall control.

14. FORCE MAJEURE. The Adviser shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Adviser shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

15. DEFINITIONS. As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person,” and “assignment” shall have the same meanings as such terms have in the 1940 Act.

16. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

17. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below.

Attest:		DIREXION SHARES ETF TRUST

By:	/s/ Angela Brickl	By:	/s/ Patrick J. Rudnick
	Angela Brickl		Patrick J. Rudnick
Chief Executive Officer

Attest:		RAFFERTY ASSET MANAGEMENT, LLC

By:	/s/ Angela Brickl	By:	/s/ Daniel O’Neill
	Angela Brickl		Daniel O’Neill
Managing Director

Amended and Restated: May 19, 2020